CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT made as of the 1st day of April, 2004,

B E T W E E N:

1080409 ONTARIO LIMITED, corporation incorporated under the laws of Ontario, (hereinafter called the "Consultant") OF THE FIRST PART;

- and -

VISUAL BIBLE INTERNATIONAL, INC., a corporation incorporated under the laws of Florida, (hereinafter called "Visual") OF THE SECOND PART.

     Whereas Visual desires to retain the Consultant to provide certain consulting services to Visual as more particularly provided for herein.

     Now therefore this Agreement witnesses that in consideration of the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged by each of the parties hereto), the parties hereto covenant and agree as follows:

1. For the purposes of this Agreement the following defined terms shall have the following meanings:
"A Unit Debentures" means the debentures issued by Visual dated December 24, 2002, January 23, 2003, February 6, 2003, March 4, 2003, March 6, 2003 and March 20, 2003, as the same may be amended, modified or supplemented from time to time;
"B Unit Debentures" means the debentures issued by Visual dated August 28, 2003, as the same may be amended, modified or supplemented from time to time;
"Film Production" means a film production of a book or books of the Bible on a word-for-word basis based upon Visual's current or future licensed rights and ancillary exploitation of the same;
"GHD" means Garth H. Drabinsky;
"Senior Management" means the President and Chief Executive Officer of Visual or if that person is unavailable, such other senior officer or director of Visual as that person may designate in advance by notice in writing to the Consultant as "Senior Management" for the purposes of this Agreement;
"Services" shall have the meaning ascribed thereto in paragraph 2 hereof; and
"Term" means the "Initial Term" and all "Renewal Terms" as defined in paragraph 4 hereof.

2. Visual hereby retains the Consultant to provide marketing and production consulting services (collectively, the "Services") to Visual as required by Visual from time to time. Throughout the Term of this Agreement, the Consultant shall make available the services of GHD for the purpose of providing the Services and shall cause GHD to devote all reasonably necessary time and attention to providing the Services. If, at any time, GHD notifies Visual in writing that he will no longer provide the Services, this Agreement will terminate automatically on the date of such written notice.
Further, if, at any time, GHD is unable or unwilling to devote all such reasonably necessary time and attention to providing the Services for more than fifteen (15) consecutive business days or, in the case of accident or illness, more than thirty (30) consecutive business days, this Agreement shall automatically terminate on either the sixteenth (16th) day or the thirty-first (31st) day thereafter, as the case may be.

3. (a)    Visual agrees to provide the Consultant from time to time
with copies of all Visual approved budgets and schedules thereto as approved from time to time by the Board of Directors of Visual pertaining to the activities of the Consultant pursuant hereto.

(b) The Consultant agrees to provide reports regularly to the Board of Directors of Visual with respect to its activities hereunder.

(c) The Consultant shall upon reasonable notice be available for direct discussions and/or meetings with Senior Management regarding the activities of the Consultant and Visual pursuant to this Agreement.

(d) As requested from time to time by Visual, the Consultant shall hold senior personnel briefing meetings and shall provide prior notice of time and place of all such meetings to Senior Management and shall invite senior marketing personnel and Senior Management to such briefing meetings.

(e) The Board of Directors of Visual may invite the Consultant to attend its regularly scheduled meetings to review and discuss the aforesaid periodic reports to the Board of Directors of Visual and other matters pertaining to the Film Productions of Visual and the marketing hereof.

(f)  Visual hereby grants GHD the right, during the first eighteen
(18) months following execution of this Agreement, to have the first exclusive opportunity to negotiate in good faith with Visual to be engaged by Visual as the producer of the next motion picture produced by Visual or any subsidiary of, or entity controlled by, Visual subject to the following terms and conditions:

(i) The negotiations shall commence after:

(A) approval of the board of directors of Visual to undertake the development of the particular motion picture,

(B) Visual having the necessary funds or having received from a third party or parties a commitment, for financing of production and marketing consistent with the preliminary budget referred to below; and

(C) the completion of the screenplay for the next motion picture and the completion of the preliminary budget prepared therefrom;

(ii) GHD shall supervise the development of the screenplay for the next motion picture and advise Visual with respect to the preparation of the preliminary budget based upon such screenplay;

(iii) In the event that Visual and GHD fail to reach agreement in writing on the terms to govern GHD's engagement as producer (including, but not limited to, the producer fee to be payable to GHD) within thirty (30) calendar days following the commencement of negotiations, Visual shall have the right to commence negotiations to engage another person as the producer of such motion picture provided that in no event shall Visual engage another person as producer of such motion picture on terms more favourable to such person (including any increase in the aforesaid preliminary budget) than as last offered to GHD in the course of negotiations with GHD pursuant to this paragraph 3(f) without GHD first having the opportunity to accept the engagement as producer on such improved terms, as offered to such other person, upon signifying his acceptance thereto within five (5) business days following receipt from Visual of the revised offer in writing, failing which Visual shall be entitled to proceed and offer such improved terms to such other person; and

(iv) This right of first negotiation of GHD as producer is subject to GHD's availability during the production schedule approved by the board of directors of Visual.

4. Subject to earlier termination in accordance with the provisions hereof, the initial term (the "Initial Term") of this Agreement shall commence on the date hereof and shall continue until December 31, 2004. Following the Initial Term, unless terminated in accordance with the provisions hereof, this Agreement shall be automatically renewed for one (1) month renewal terms (individually, a "Renewal Term" and collectively, the "Renewal Terms").

5. This Agreement may be terminated upon the expiry of the Initial Term for any reason whatsoever by Visual in its sole and absolute discretion, upon providing thirty (30) days advance written notice to the Consultant. This Agreement may be terminated upon the expiry of any Renewal Term for any reason whatsoever by Visual in its sole and absolute discretion, upon providing fifteen (15) days advance written notice to the Consultant. The obligations of Visual pursuant to paragraphs 3(f) and 6(b) hereof shall survive the termination of this Agreement, unless this Agreement is terminated pursuant to paragraph 2 hereof.

6. (a)    In consideration of the provision of the Services
hereunder, Visual covenants and agrees to pay to the Consultant during the Term of this Agreement the sum of US$25,000 per month, plus applicable GST, payable in advance on the first day of each month. During the Term of this Agreement, the Consultant shall be reimbursed by Visual for all reasonable travel and other travel-related out-of-pocket expenses pre-approved by Senior
Management and actually and properly incurred by the Consultant in connection with its duties hereunder. For all such expenses, the Consultant shall furnish to Visual statements and vouchers as and when required by it and otherwise shall comply with the expense policies of Visual in force from time to time.

(b) Upon the repayment of the aggregate principal (that is, as of the date hereof, US$15,033,645) and any interest thereon owing by Visual to holders of the A Unit Debentures and the B Unit Debentures, whether occurring during or after the Term of this Agreement, Visual covenants and agrees to pay (within ten (10) business days following such repayment) the Consultant the amount of US$450,000.

7. Subject to disclosure required by applicable laws, during the Term and at all times thereafter each of the Consultant and Visual agree that they shall not, and they shall cause their respective officers, directors, agents, consultants and employees not to disclose to any other person any confidential and/or proprietary information of or pertaining to the business or affairs of the other party or of any of its affiliates other than to their respective officers directors, agents, consultants or employees in the ordinary course of the fulfilment of the obligations contemplated by this Agreement. Subject to disclosure required by applicable laws, the Consultant and Visual agree that they shall, and they shall cause their respective officers, directors, agents, consultants and employees to, use their respective reasonable commercial efforts to prevent the publication or disclosure of any such information during the term of this Agreement and thereafter.

8. If any covenant or provision of this Agreement is determined to be invalid, void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof and each of such covenants and provisions is hereby declared to be separate and distinct and severable from each of the others for the purpose of this Agreement.

9. Any notices, requests, demands or other communications required or permitted to be given pursuant to or concerning this Agreement shall be in writing and shall be sufficiently given if personally delivered or sent by registered letter, postage prepaid, or transmitted by telecopy or other form of recorded communication addressed as follows:

if to the Consultant, at:
185 Davenport Road
Suite 300
Toronto, Ontario
M5R 1J1
Telecopy No. (416) 323-2334
Attention: Garth H. Drabinsky

if to Visual, at:
1235 Bay Street
Suite 300
Toronto, Ontario
M5R 3K4
Telecopy No. (416) 921-9951
Attention: President and Chief Executive Officer

with a copy to:

Lang Michener LLP
BCE Place
Suite 2500, 181 Bay Street
Toronto, Ontario M5J 2T7
Telecopy No. (416) 365-1719
Attention: Howard M. Drabinsky

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this paragraph. Any notice, request, demand or communication delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the date it is so delivered to such address, provided that if such day is not a business day, then such notice, request, demand or communication shall be deemed to have been given and received on the next business day following such day. Any notice, request, demand or communication mailed as hereinbefore provided shall be deemed to have been given and received on the fifth business day next following the date of its mailing. Any notice, request, demand or communication transmitted as hereinbefore provided shall be deemed to have been given and received on the first business day after its transmission. For the purposes of this paragraph, "business day" means a day on which banks in Toronto, Canada are open for business.

10. This Agreement constitutes the entire agreement of the parties and supercedes all prior agreements and understandings whether written or oral relative to the subject matter hereof and any other consulting or other arrangements pertaining thereto, including without limitation the letter agreement dated March 19, 2004 between JBM Entertainment Inc. and Visual, all such prior agreements and understandings being null and void. This Agreement may not be amended or modified except by a written instrument executed by the parties hereto.

11. The rights and obligations of the parties hereto shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, permitted assigns or other legal representatives. This Agreement may not be assigned by either party without the prior written consent of the other party.

12. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario in any dispute arising hereunder or related hereto shall be adjudicated upon by the courts of the Province of Ontario and the parties for such purpose hereby attorn to the jurisdiction of such courts.

13. The parties hereto agree to execute such further and other assurances and documents and to do all such things and actions which are reasonably required to carry out the purpose and intent of this Agreement.

14. In performing the Services hereunder, the Consultant and its employees, officers, directors, consultants and agents are acting as independent contractors and not as partners of Visual. For greater certainty, none of the employees of the Consultant shall be deemed to be or the employees of Visual and its subsidiaries.

15. Each of Visual and the Consultant shall cause all notices which it shall receive and which may in any way affect the obligations and responsibilities of the other to be directed or forwarded to the other forthwith.

16. No provision of this Agreement shall be deemed to be waived as a result of the failure of either party to require the performance of any term or condition of this Agreement or failure of either party to require the performance of any term or condition of this Agreement or by other course of conduct. To be effective, a waiver must be in writing, signed by each of the parties hereto and state specifically that it is intended to constitute a waiver of a term or breach of this Agreement. The waiver by either party of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

17. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Agreement.
1080409 ONTARIO LIMITED

By:
     Name:
     Title:

VISUAL BIBLE INTERNATIONAL, INC.

By:
     Name:
     Title: